Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS SECOND QUARTER 2012 NET LOSS OF $71 MILLION ($0.35 PER DILUTED SHARE);
PRE-TAX INCOME OF $245 MILLION EXCLUDING $286 MILLION DEBT REFINANCING CHARGES1

Second Quarter Financial Highlights

▪	Strong New Business Volume – Funded volume of $2.4 billion rose 19% sequentially and 38% from second quarter 2011
▪	Growth in Commercial Assets – Commercial Financing and Leasing Assets increased $0.6 billion sequentially
▪	Improved Finance Margin – Continued reductions in borrowing costs; redeemed or repurchased approximately $4.2 billion of high cost debt
▪	CIT Bank Growth – Online deposits reached $2 billion and assets exceeded $10 billion; originated over 90% of US volume
▪	Credit Metrics Remain Strong – Net Charge-Offs and Non-Accrual balances further declined

NEW YORK – July 30, 2012 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today reported a net loss for the quarter ended June 30, 2012 of $71 million, $0.35 per diluted share. This net loss compares to a net loss of $50 million, $0.25 per diluted share, for the second quarter of 2011 and includes debt refinancing charges of $286 million related to the prepayment of $4.2 billion of high cost debt, while the year-ago period included debt refinancing charges of $163 million related to the prepayment of $2.5 billion of high cost debt. Pre-tax income excluding debt refinancing charges was $245 million, up from $134 million in the year ago quarter. Net loss for the six months ended June 30, 2012 was $517 million, $2.57 per diluted share, and included debt refinancing charges of $906 million, compared to net income of $16 million, $0.08 per diluted share, in the comparable 2011 period.

“We continue to make progress towards our long term targets. Our results this quarter, while impacted by the repayment of high cost debt, reflect our efforts to grow our businesses as we meet the financing needs of our small business and middle market clients,” said John Thain, Chairman and Chief Executive Officer. “CIT Bank reached two significant milestones - $2 billion of internet deposits and $10 billion of assets - and will continue to play an important role in our growth strategy.”

1 Pre-tax income excluding debt refinancing charges is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

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Summary of Second Quarter Financial Results

Second quarter operating results reflect increased business activity as well as continued execution of our liability management strategy. While we reported a $42 million pre-tax loss for the quarter, pre-tax income excluding debt refinancing charges was $245 million, improved from $214 million and $134 million in the first quarter of 2012 and the year-ago quarter, respectively. Pre-tax income excluding debt refinancing charges and net FSA accretion/amortization2 was $119 million, up from $17 million in the year-ago period but down sequentially primarily due to lower gains on asset sales. See the Non-GAAP disclosure table on page 16 for additional information.

Total assets at June 30, 2012 were $42.8 billion, down $1.4 billion from March 31, 2012, and $5.4 billion from June 30, 2011. Commercial financing and leasing assets increased from prior periods, to $29 billion, while we further reduced consumer assets primarily through the sale of $1.1 billion of student loans. Total loans of $20.1 billion declined $2.2 billion from a year ago, and $0.4 billion sequentially, largely due to the sale of student loans. Operating lease equipment increased $1 billion from a year ago to $11.9 billion reflecting aircraft and rail car deliveries, and was essentially unchanged from March 31, 2012. Cash and short-term investments decreased $0.3 billion from March 31, 2012 to $7.0 billion as we paid down high-cost debt and improved the efficiency of our liquidity management.

Funded new business volume of $2.4 billion increased 38% from the prior-year quarter, while committed new business volume of $2.7 billion increased 31% with meaningful improvements in Corporate Finance, Vendor Finance and Transportation Finance. Volume increased sequentially in Transportation Finance, reflecting both lending and leasing activities, and in Vendor Finance. Trade Finance factoring volume of $5.9 billion declined modestly from the first quarter of 2012 and by approximately 4% from the prior-year quarter.

Reported net finance revenue3 continues to be impacted by accelerated interest expense related to the $4.2 billion of high cost debt repaid during the quarter. Average earning assets were $32.3 billion in the second quarter, down $2.2 billion from the year-ago quarter and $0.8 billion from the prior quarter due primarily to student loan sales. Average commercial earning assets were $27.3 billion and rose from both comparative periods. Reported net finance revenue as a percentage of average earning assets (“finance margin”) was 1.05% in the second quarter, compared to 0.70% in the prior-year quarter and a negative amount in the first quarter of 2012 reflecting debt refinancing costs. Excluding net FSA accretion and debt prepayment costs, finance margin was 3.02%, improved from 1.40% in the year-ago quarter and 1.97% in the prior quarter. The increase from the year-ago quarter was driven primarily by lower funding costs, reduction of low yielding assets, higher prepayments and

2 Pre-tax income excluding debt refinancing charges and FSA accretion is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

3 Net finance revenue and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

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interest recoveries and the benefit from the suspension of depreciation on operating lease equipment held for sale. The sequential quarter improvement was due primarily to improved funding costs, higher interest recoveries and other yield-related fees, and shift to higher yielding assets. Operating lease rental income increased from prior periods and benefitted from higher asset levels and improved railcar utilization.

Other income (excluding operating lease rentals) of $144 million decreased $89 million from the prior-year quarter and $105 million sequentially largely due to reduced gains on assets sold, and higher impairment on assets held for sale. These items more than offset an increase in counterparty receivable accretion in the current period. Factoring commissions of $29 million declined from the prior-year quarter and sequentially reflecting lower factoring volume.

Operating expenses were $240 million, up slightly from the prior-year quarter and up $17 million sequentially. The current period includes approximately $14 million for the establishment of an indemnification reserve related to pre-emergence asset sales that should have been recorded in prior periods largely offset by benefits related to favorable resolutions of tax and legal matters. The increase from prior periods is also attributable to higher employee-related costs. Headcount at June 30, 2012 was approximately 3,570 compared to 3,480 a year ago and 3,530 at March 31, 2012.

The $21 million loss on debt extinguishment in the current quarter reflected accelerated fees related to liability management actions taken during the quarter, which are discussed below in Capital and Funding.

The provision for income taxes in the second quarter was $28 million and predominantly reflects income generated by our international operations.  The tax provision increased from the year-ago quarter, primarily driven by an increase in discrete items. Included in the current period is a $16 million reduction to the provision for income taxes associated with the correction of certain foreign tax accruals relating to prior periods, which caused the sequential quarter decline.

Credit and Allowance for Loan Losses

The favorable trends in our credit metrics continued in the second quarter, as net charge-offs and non-accrual loans declined from the prior-year quarter and sequentially.

Net charge-offs were $17 million, or 0.33% as a percentage of average finance receivables, down from $55 million (0.95%) in the year-ago quarter and $22 million (0.44%) in the prior quarter. Net charge-offs in our commercial segments were 0.42% of average finance receivables in the current quarter, improved from 1.38% in the year-ago quarter and 0.56% in the prior quarter. The reduction from the prior-year quarter reflects improvements in Corporate Finance and Vendor Finance, while the sequential quarter decline was almost entirely attributable to Transportation Finance. Net charge-offs do not reflect recoveries of loans charged off pre-emergence and loans charged off prior to transfer to

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held for sale. Recoveries on these loans are recorded in other income and totaled $19 million, $25 million and $10 million for the current quarter, the prior-year quarter, and the prior quarter, respectively.

The second quarter provision for credit losses was $9 million, compared to $84 million in the year-ago quarter and $43 million in the prior quarter. The declines from both periods reflect the lower charge-offs and a reduction in non-specific reserves in the current quarter.

Non-accrual loans were $455 million, or 2.26% of finance receivables at June 30, 2012, down from $1.1 billion (4.77%) at June 30, 2011 and $482 million (2.35%) at March 31, 2012. Non-accrual loans as a percentage of finance receivables in the commercial segments was 2.80% at June 30, 2012, improved from 6.96% at June 30, 2011 and 3.03% at March 31, 2012 reflecting broad-based improvement across the commercial segments. The sequential quarter improvement was largely attributable to improvements in Corporate Finance, reflecting the repayment and sale of loans, and Vendor Finance.

The allowance for loan losses at June 30, 2012 was $414 million, or 2.06% of finance receivables, and compares to $424 million (1.90%) at June 30, 2011 and $420 million (2.05%) at March 31, 2012. Specific reserves were $54 million at June 30, 2012, versus $73 million a year ago and $45 million last quarter.

Capital and Funding

Preliminary Tier 1 and Total Capital ratios at June 30, 2012 were 18.0% and 18.9%, respectively, improved from 17.6% and 18.5%, respectively, at March 31, 2012. Preliminary risk-weighted assets totaled $44.3 billion at June 30, 2012, compared to $45.5 billion at March 31, 2012. Book value per share at June 30, 2012 was $41.73, compared to $42.09 at March 31, 2012 and $44.61 at June 30, 2011. Tangible book value per share at June 30, 2012 was $39.87, compared to $40.20 at March 31, 2012 and $42.54 at June 30, 2011.

Cash and short-term investment securities totaled $7.0 billion at June 30, 2012, down from both the year-ago and prior quarters, and was comprised of $6.1 billion of cash and $0.9 billion of short-term investments. Cash and short-term investment securities at June 30, 2012 consisted of $1.8 billion related to the bank holding company, $3.0 billion at CIT Bank, $1.2 billion at operating subsidiaries and $1.0 billion in restricted balances. We had approximately $1.4 billion of unused and committed liquidity under a $2 billion revolving credit facility at June 30, 2012.

During the second quarter, we completed several transactions to lower our cost of capital and improve profitability, while also diversifying our sources of funding and making progress towards our long term funding profile. Specifically:

•	We issued $2 billion of senior unsecured debt, which consisted of $1.25 billion of 5.00% notes that mature in 2017 and $750 million of 5.375% notes that mature in 2020, and also issued $753

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million of secured debt through a Vendor Finance equipment lease securitization that had a weighted average coupon of 1.45%.
•	CIT Bank raised $1.1 billion of deposits, of which approximately 75% were through internet channels. (See CIT Bank below.)
•	We redeemed at par approximately $4.1 billion of 7% Series C notes and repurchased at a slight discount approximately $140 million of 7% Series C notes. The acceleration of FSA discount accretion related to these redemptions and repurchases increased second quarter 2012 interest expense by approximately $265 million.
•	We closed a $1 billion committed U.S. Vendor Finance conduit facility that allows the U.S. Vendor Finance business to fund both existing assets and new originations within CIT Bank, and renewed a £100 million UK Vendor Finance conduit facility with improved terms.
•	We continued to make progress towards our long term targeted funding mix. At June 30, 2012, deposits represented 23% of our funding, with secured and unsecured borrowings comprising 33% and 44% of the funding mix, respectively.

In July, we completed a C$515 million (US$511 million) Canadian Vendor Finance receivable securitization with a weighted average fixed coupon of 2.285% and announced that we will redeem an additional $600 million of 7% Series C Notes maturing in 2016 on August 20, 2012. The redemption will increase third quarter 2012 interest expense by up to $30 million and may result in a loss on debt extinguishment. After the completion of this redemption, approximately $4.0 billion in aggregate of 7% Series C Notes maturing in 2016 and 2017 will remain outstanding.

The weighted average coupon rate on outstanding deposits and long-term borrowings was 3.83% at June 30, 2012, improved from 4.24% at March 31, 2012 and 5.11% at June 30, 2011. Including the August redemption, the rate would have been 3.77% at June 30, 2012.

Segment Highlights

The following table details the impact of FSA accretion associated with accelerated debt repayment for each segment. The segment commentary that follows is focused on segment results excluding this impact.

Impacts of FSA Accretion Associated With Accelerated Debt Repayment on Pre-tax Income (Loss) by Segment
	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Consumer
	Quarter Ended June 30, 2012
Pre-tax Income/(Loss) – Reported	$49.5	$(0.2)	$3.1	$(12.1)	$30.3

Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	44.0	129.5	8.8	38.9	6.5
Pre-tax Income (Loss) – Adjusted(1)	$93.5	$129.3	$11.9	$26.8	$36.8

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	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Consumer
Quarter Ended March 31, 2012
Pre-tax Income/(Loss) – Reported	$ 70.3	$ (198.2)	$ (17.0)	$ (113.1)	$ (24.2)

Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	107.1	278.8	21.2	99.1	15.9
Pre-tax Income (Loss) – Adjusted(1)	$ 177.4	$ 80.6	$ 4.2	$ (14.0)	$ (8.3)
Quarter Ended June 30, 2011
Pre-tax Income/(Loss) – Reported	$ 46.5	$ 26.7	$ 0.7	$ 28.8	$ 6.7

Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	26.6	44.4	4.9	24.4	2.3
Pre-tax Income (Loss) – Adjusted(1)	$ 73.1	$ 71.1	$ 5.6	$ 53.2	$ 9.0
(1) Adjusted means excluding “accelerated FSA net discount/(premium) on debt extinguishments and repurchases” .

Corporate Finance

Excluding accelerated FSA interest expense, pre-tax earnings increased from the prior-year quarter, as lower credit provision, higher finance margin and higher net FSA accretion more than offset lower gains on asset sales. The sequential quarter decline reflects lower gains on asset sales, partially offset by a higher finance margin and lower credit provision. Gains on asset sales totaled $17 million in the current quarter, down from approximately $73 million in the prior-year quarter and $170 million last quarter, which included the completion of the final phases of a previously disclosed loan portfolio sale.

Financing and leasing assets increased more than $250 million from March 31, 2012 to $7.7 billion. New committed loan volume rose 29% from the prior-year quarter to $1.3 billion, while new funded volume increased 41% to $1.0 billion. Current period volumes, both funded and committed, declined sequentially. Approximately 91% of U.S. funded volume this quarter was originated by CIT Bank, improved from 79% in the year-ago quarter.

Credit performance remains strong. Non-accrual loans declined to $316 million from $329 million at March 31, 2012 and net charge-offs were $7 million, down significantly from the prior-year quarter and unchanged from the first quarter of 2012.

Transportation Finance

Excluding accelerated FSA interest expense, pre-tax earnings rose 82% from the prior-year quarter and 60% sequentially reflecting improved finance revenue on higher portfolio assets, and lower funding and credit costs. Equipment utilization remained strong with over 99% of commercial air and 98% of rail equipment on lease or under a commitment at June 30, 2012.

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Financing and leasing assets grew approximately $1.6 billion from June 30, 2011, and $0.3 billion from March 31, 2012, to $13.8 billion. New business volume of $640 million reflects the addition of 6 aircraft and over 2,000 railcars in our operating lease portfolio, and over $100 million of loans. All of the current quarter’s loan volume and over 85% of the rail volume was originated by CIT Bank. All remaining 2012 aircraft deliveries have lease commitments.

Trade Finance

Excluding accelerated FSA interest expense, pre-tax earnings increased from the prior-year quarter, primarily due to lower funding costs, and sequentially, due to a net benefit in the provision for credit losses.

Factoring volume was $5.9 billion, down 4% from the prior-year quarter and slightly below last quarter. Factoring commissions of $29 million were down from the prior-year quarter and sequentially. Credit metrics remain strong. Non-accrual balances decreased substantially from a year-ago, primarily due to accounts returning to accrual status and reductions in exposures and rose slightly from March 31, 2012. Net charge-offs remained low at $1.5 million.

Vendor Finance

Excluding accelerated FSA interest expense, pre-tax earnings declined from the prior-year quarter primarily due to lower gains on asset sales and lower net FSA accretion partially offset by improved finance margin and lower credit losses. The sequential quarter increase was attributable to improved finance margin, higher other income and lower credit losses. We continued to make progress on various funding initiatives, as previously described in Capital and Funding, which provide low cost sources of funds for Vendor Finance assets.

Financing and leasing assets of $5.1 billion were up slightly from March 31, 2012 and down approximately $100 million from a year ago as asset sales and the run-off from liquidating portfolios exceeded new business volume. Funded new business volume was $762 million, up approximately 20% from the prior-year quarter and 13% sequentially. Essentially all U.S. funded volume in the current quarter was originated by CIT Bank.

Portfolio credit quality improved from the prior-year quarter and sequentially with declines in non-accrual loans and delinquencies. Net charge-offs of approximately $8 million improved from $17 million in the prior-year quarter, but rose modestly sequentially due in part to lower recoveries.

Consumer Finance

Excluding accelerated FSA interest expense, pre-tax results improved from the prior-year quarter and sequentially. During the current quarter we sold approximately $1.1 billion of student loans at a gain. At June 30, 2012, the student loan portfolio totaled approximately $4.5 billion, which are funded through securitizations, and includes $0.6 billion of student loans in CIT Bank that are classified as Assets Held for Sale.

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Corporate and Other

Corporate and other included a $21 million pre-tax loss on debt extinguishments for the quarter and $23 million for the prior quarter. In addition, Corporate and other reflects certain corporate liquidity costs and unallocated interest expense, which included prepayment penalties on high cost debt that totaled $50 million in the prior-year quarter.

CIT Bank

Solid growth in commercial assets reflected increased volume, both from the year-ago period and sequentially, in Corporate Finance, Vendor Finance and Transportation Finance. Committed loan volume rose 63% from the year-ago period and increased 11% from the prior quarter to $1.8 billion, of which nearly $1.5 billion was funded. The sequential quarter increase reflected growth in Corporate Finance activity, including volume from Real Estate and Equipment Finance.

Total assets were $10.0 billion, up from $6.9 billion at June 30, 2011 and $9.6 billion at March 31, 2012. Loans (including held-for-sale) totaled $6.6 billion, up from $5.7 billion at June 30, 2011 and were unchanged from March 31, 2012 as commercial asset growth was offset by the sale and run-off of consumer loans. Commercial loans and leases of $6.3 billion increased from $2.2 billion at June 30, 2011 and $5.1 billion at March 31, 2012. Assets held for sale declined from $1.1 billion at March 31, 2012 to $0.6 billion at June 30, 2012 reflecting the sale of $1.1 billion of student loans during the second quarter and transfer into held for sale of the remaining $0.6 billion of student loans. Cash was $3.0 billion at June 30, 2012, up from $2.6 billion at March 31, 2012 and $0.8 billion at June 30, 2011. CIT Bank’s preliminary Total Capital ratio was 29.8% and the Tier 1 Leverage ratio was 23.3%.

Total deposits were $7.1 billion at June 30, 2012, up from $6.7 billion at March 31, 2012 and $4.4 billion at June 30, 2011. During the second quarter, CIT Bank placed over $1.1 billion of deposits at an average rate of approximately 1.4% and with an average CD term of over three years that replaced maturing deposits at higher rates (go to BankOnCIT.com for more information).

See attached tables for financial statements and supplemental financial information.

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Conference Call and Webcast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Scott T. Parker will discuss these results on a conference call and audio webcast today, July 30, 2012, at 8:00 a.m. (EDT). Interested parties may access the conference call live by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers and reference access code “CIT Group” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (EDT) on August 13, 2012, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 66769283, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $33 billion in finance and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. CIT also operates CIT Bank (Member FDIC), BankOnCIT.com, its primary bank subsidiary, which offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in refining and implementing its strategy and business plan, the risk that CIT is unable to quickly react to and address key business and regulatory issues, the risk that CIT is delayed in transitioning certain business platforms to CIT Bank and may not succeed in developing a stable, long-term source of funding, and the risk that CIT continues to be subject to liquidity constraints and higher funding costs. We describe these and other risks that could affect our actual results in Item 1A, “Risk Factors”, of our latest Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue and net operating lease revenue are non-GAAP measurements used by management to gauge portfolio performance. “Pre-FSA” is non-GAAP and provides the user with additional data that is more comparable to historical and peer disclosures. Pre-tax income excluding debt refinancing charges and pre-tax income excluding debt refinancing charges and FSA accretion are non-GAAP measurements used by management to compare period over period operating results. Tangible book value and tangible book value per share are non-GAAP metrics to analyze banks.

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CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
C. Curtis Ritter	Ken Brause
Director of Corporate Communications	Executive Vice President
(973) 740-5390 / Curt.Ritter@cit.com Matt Klein Vice President, Media Relations (973) 597-2020 / Matt.Klein@cit.com	(212) 771-9650 / Ken.Brause@cit.com

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CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011

Interest income
Interest and fees on loans	$ 401.3	$ 403.8	$ 591.0	$ 805.1	$ 1,221.4
Interest and dividends on investments	8.0	7.8	8.6	15.8	17.0
Total interest income	409.3	411.6	599.6	820.9	1,238.4
Interest expense
Interest on long-term borrowings	(603.9)	(1,043.4)	(781.3)	(1,647.3)	(1,455.5)
Interest on deposits	(35.3)	(36.3)	(25.1)	(71.6)	(49.5)
Total interest expense	(639.2)	(1,079.7)	(806.4)	(1,718.9)	(1,505.0)
Net interest revenue	(229.9)	(668.1)	(206.8)	(898.0)	(266.6)
Provision for credit losses	(8.9)	(42.6)	(84.1)	(51.5)	(206.5)
Net interest revenue, after credit provision	(238.8)	(710.7)	(290.9)	(949.5)	(473.1)
Non-interest income
Rental income on operating leases	445.5	439.3	420.2	884.8	829.1
Other income	144.0	249.4	233.4	393.4	503.8
Total non-interest income	589.5	688.7	653.6	1,278.2	1,332.9
Other expenses
Depreciation on operating lease equipment	(130.7)	(137.5)	(153.2)	(268.2)	(313.4)
Operating expenses	(240.2)	(223.3)	(238.5)	(463.5)	(443.4)
Loss on debt extinguishments	(21.5)	(22.9)	-	(44.4)	-
Total other expenses	(392.4)	(383.7)	(391.7)	(776.1)	(756.8)
(Loss) income before provision for income taxes	(41.7)	(405.7)	(29.0)	(447.4)	103.0
Provision for income taxes	(27.8)	(39.9)	(21.4)	(67.7)	(83.6)
Net (loss) income before attribution of noncontrolling interests	(69.5)	(445.6)	(50.4)	(515.1)	19.4
Net (income) loss attributable to noncontrolling interests, after tax	(1.2)	(0.9)	0.7	(2.1)	(3.5)
Net (loss) income	$ (70.7)	$ (446.5)	$ (49.7)	$ (517.2)	$ 15.9

Basic (loss) earnings per common share	$ (0.35)	$ (2.22)	$ (0.25)	$ (2.57)	$ 0.08
Diluted (loss) earnings per common share	$ (0.35)	$ (2.22)	$ (0.25)	$ (2.57)	$ 0.08
Average number of common shares - basic (thousands)	200,901	200,812	200,658	200,857	200,631
Average number of common shares - diluted (thousands)	200,901	200,812	200,658	200,857	200,893

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CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions, except per share data)

	June 30,	March 31,	December 31,	June 30,
	2012	2012	2011	2011

Assets
Total cash and deposits	$ 6,093.2	$ 6,336.1	$ 7,435.6	$ 7,361.4
Investment securities	1,184.3	1,334.2	1,250.6	3,032.4
Trading assets at fair value - derivatives	36.3	21.0	42.9	13.6
Assets held for sale	1,434.0	1,701.9	2,332.3	1,865.2

Loans	20,100.5	20,490.6	19,885.5	22,271.9
Allowance for loan losses	(414.2)	(420.0)	(407.8)	(424.0)
Loans, net of allowance for loan losses	19,686.3	20,070.6	19,477.7	21,847.9

Operating lease equipment, net	11,896.4	11,904.0	11,991.6	10,919.1
Goodwill	330.8	330.8	330.8	330.8
Intangible assets, net	42.3	50.0	63.6	84.1
Unsecured counterparty receivable	638.2	700.1	733.5	522.2
Other assets	1,454.2	1,699.6	1,576.8	2,200.0
Total assets	$ 42,796.0	$ 44,148.3	$ 45,235.4	$ 48,176.7

Liabilities
Deposits	$ 7,163.6	$ 6,814.7	$ 6,193.7	$ 4,428.1
Trading liabilities at fair value - derivatives	60.7	92.0	74.9	230.6
Credit balances of factoring clients	1,164.1	1,109.8	1,225.5	1,075.7
Other liabilities	2,488.3	2,574.4	2,562.2	2,553.8
Long-term borrowings
Unsecured borrowings	13,430.5	14,831.4	-	-
Secured borrowings	10,103.8	10,269.7	26,288.1	30,940.2
Total long-term borrowings	23,534.3	25,101.1	26,288.1	30,940.2
Total liabilities	34,411.0	35,692.0	36,344.4	39,228.4
Equity
Stockholders' equity
Common stock	2.0	2.0	2.0	2.0
Paid-in capital	8,481.5	8,471.7	8,459.3	8,447.4
Retained earnings	14.9	85.6	532.1	521.3
Accumulated other comprehensive loss	(101.0)	(89.6)	(92.1)	(12.3)
Treasury stock, at cost	(16.5)	(16.5)	(12.8)	(11.5)
Total common stockholders' equity	8,380.9	8,453.2	8,888.5	8,946.9
Noncontrolling interests	4.1	3.1	2.5	1.4
Total equity	8,385.0	8,456.3	8,891.0	8,948.3
Total liabilities and equity	$ 42,796.0	$ 44,148.3	$ 45,235.4	$ 48,176.7

Book Value Per Common Share
Book value per common share	$ 41.73	$ 42.09	$ 44.30	$ 44.61
Tangible book value per common share	$ 39.87	$ 40.20	$ 42.33	$ 42.54
Outstanding common shares (in thousands)	200,837	200,817	200,660	200,580

12

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

	Quarters Ended			Six Months Ended
INCOME STATEMENT ITEMS	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
Other Income
Gains on loan and portfolio sales	$ 26.5	$ 145.4	$ 88.1	$ 171.9	$ 167.9
Factoring commissions	28.9	32.3	30.9	61.2	64.7
Counterparty receivable accretion	44.8	9.0	30.0	53.8	60.1
Gains on sales of leasing equipment	23.2	19.5	16.5	42.7	57.0
Fee revenues	18.3	17.0	20.8	35.3	41.9
Other revenues	12.8	17.6	33.3	30.4	36.6
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale	18.6	10.4	25.1	29.0	57.6
Gain on investment sales	4.4	19.1	10.3	23.5	27.2
(Losses) gains on derivatives and foreign currency exchange	(4.6)	0.7	(9.1)	(3.9)	13.8
Impairment on assets held for sale	(28.9)	(21.6)	(12.5)	(50.5)	(23.0)
Total other income	$ 144.0	$ 249.4	$ 233.4	$ 393.4	$ 503.8

Operating Expenses
Compensation and benefits	$ 136.7	$ 133.6	$ 124.2	$ 270.3	$ 241.3
Technology	17.8	18.8	18.1	36.6	36.8
Professional fees	13.3	20.0	35.3	33.3	66.0
Net occupancy expense	9.8	9.1	9.7	18.9	19.8
Provision for severance and facilities exiting activities	1.4	4.5	0.9	5.9	7.5
Other expenses	61.2	37.3	50.3	98.5	72.0
Operating expenses	$ 240.2	$ 223.3	$ 238.5	$ 463.5	$ 443.4

Fresh Start Accounting:
Accretion / (Amortization)
Interest income	$ 76.7	$ 91.1	$ 220.7	$ 167.8	$ 467.4
Interest expense	(308.4)	(686.8)	(292.5)	(995.2)	(497.8)
Rental income on operating leases	(6.4)	(8.1)	(15.1)	(14.5)	(34.1)
Depreciation expense	54.0	57.5	61.1	111.5	121.8
FSA - net finance revenue	(184.1)	(546.3)	(25.8)	(730.4)	57.3
Other income	44.8	9.0	30.0	53.8	60.1
Total	$ (139.3)	$ (537.3)	$ 4.2	$ (676.6)	$ 117.4

BALANCE SHEET ITEMS
Fresh Start Accounting:	June 30,	March 31,	December 31,	June 30,
Accretable (Discount) / Premium	2012	2012	2011	2011
Loans	$ (452.5)	$ (543.5)	$ (621.8)	$ (976.5)
Operating lease equipment, net	(2,670.9)	(2,743.3)	(2,803.1)	(2,891.6)
Intangible assets	42.3	50.0	63.6	84.1
Other assets	(59.3)	(104.1)	(113.1)	(165.4)
Total assets	$ (3,140.4)	$ (3,340.9)	$ (3,474.4)	$ (3,949.4)
Deposits	$ 7.1	$ 10.1	$ 14.5	$ 24.4
Long-term borrowings	(1,016.3)	(1,327.7)	(2,018.9)	(2,436.8)
Other liabilities	6.5	12.7	25.7	47.9
Total liabilities	$ (1,002.7)	$ (1,304.9)	$ (1,978.7)	$ (2,364.5)

13

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

	June 30,	March 31,	December 31,	June 30,
	2012	2012	2011	2011
FINANCING AND LEASING ASSETS
Corporate Finance
Loans	$ 7,549.7	$ 7,324.0	$ 6,862.7	$ 6,933.8
Operating lease equipment, net	19.0	21.5	35.0	44.2
Assets held for sale	103.8	64.4	214.0	378.8
Financing and leasing assets	7,672.5	7,409.9	7,111.7	7,356.8
Transportation Finance
Loans	1,756.8	1,703.4	1,487.0	1,358.4
Operating lease equipment, net	11,672.4	11,669.6	11,739.4	10,618.0
Assets held for sale	394.5	161.6	84.0	257.3
Financing and leasing assets	13,823.7	13,534.6	13,310.4	12,233.7
Trade Finance
Loans - factoring receivables	2,371.3	2,388.2	2,431.4	2,529.2
Vendor Finance
Loans	4,524.5	4,486.1	4,421.7	4,424.8
Operating lease equipment, net	205.0	212.9	217.2	256.9
Assets held for sale	376.5	386.0	371.6	529.8
Financing and leasing assets	5,106.0	5,085.0	5,010.5	5,211.5
Total commercial financing and leasing assets	28,973.5	28,417.7	27,864.0	27,331.2
Consumer
Loans - student lending	3,895.5	4,586.3	4,680.0	7,003.5
Loans - other	2.7	2.6	2.7	22.2
Assets held for sale	559.2	1,089.9	1,662.7	699.3
Financing and leasing assets	4,457.4	5,678.8	6,345.4	7,725.0
Total financing and leasing assets	$ 33,430.9	$ 34,096.5	$ 34,209.4	$ 35,056.2

INVESTMENT SECURITIES
Short-term investments, predominantly U.S. Treasuries	$ 949.9	$ 1,000.0	$ 937.2	$ 2,700.0
Other debt and equity investments	234.4	334.2	313.4	332.4
Total investment securities	$ 1,184.3	$ 1,334.2	$ 1,250.6	$ 3,032.4

OTHER ASSETS
Deposits on commercial aerospace equipment	$ 495.8	$ 495.9	$ 463.7	$ 613.5
Deferred debt costs	148.4	141.9	127.2	176.9
Executive retirement plan and deferred compensation	110.1	114.7	110.2	117.3
Accrued interest and dividends	102.1	130.8	143.8	159.3
Prepaid expenses	87.3	76.2	86.3	84.6
Furniture and fixtures	77.0	78.1	79.5	77.3
Tax receivables, other than income taxes	68.0	54.5	57.5	68.3
Other counterparty receivables	32.2	170.0	94.1	464.3
Other	333.3	437.5	414.5	438.5
Total other assets	$ 1,454.2	$ 1,699.6	$ 1,576.8	$ 2,200.0

AVERAGE BALANCES AND RATES
	Quarters Ended
	June 30, 2012		March 31, 2012 (*)		June 30, 2011 (*)
Assets	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Deposits with banks	$ 6,456.2	0.3%	$ 6,288.3	0.3%	$ 5,505.5	0.4%
Investments	1,278.3	0.9%	1,707.8	0.7%	4,036.5	0.3%
Loans (including held for sale assets)	21,007.8	8.1%	21,822.9	7.8%	24,398.1	10.2%
Total interest earning assets	28,742.3	5.9%	29,819.0	5.7%	33,940.1	7.3%
Operating lease equipment, net (including held for sale assets)	12,341.4	10.2%	12,205.4	9.9%	11,247.1	9.5%
Other	2,723.2		2,860.8		4,347.7
Total average assets	$ 43,806.9		$ 44,885.2		$ 49,534.9
Liabilities
Deposits	$ 6,922.6	2.0%	$ 6,552.5	2.2%	$ 4,249.0	2.4%
Long-term borrowings	24,695.8	9.8%	25,719.6	16.2%	32,268.6	9.7%
Total interest-bearing liabilities	31,618.4	8.1%	32,272.1	13.4%	36,517.6	8.8%
Credit balances of factoring clients	1,160.4		1,143.4		1,113.0
Other	11,028.1		11,469.7		11,904.3
Total average liabilities and equity	$ 43,806.9		$ 44,885.2		$ 49,534.9
	Six Months Ended
	June 30, 2012		June 30, 2011 (*)
Assets	Average Balance	Rate	Average Balance	Rate
Deposits with banks	$ 6,423.3	0.3%	$ 7,412.2	0.3%
Investments	1,515.8	0.8%	2,463.3	0.5%
Loans (including held for sale assets)	21,350.2	8.0%	24,745.2	10.3%
Total interest earning assets	29,289.3	5.8%	34,620.7	7.4%
Operating lease equipment, net (including held for sale assets)	12,281.4	10.0%	11,216.1	9.2%
Other	2,803.6		4,069.5
Total average assets	$ 44,374.3		$ 49,906.3
Liabilities
Deposits	$ 6,726.5	2.1%	$ 4,364.2	2.3%
Long-term borrowings	25,222.9	13.1%	32,576.5	8.9%
Total interest-bearing liabilities	31,949.4	10.8%	36,940.7	8.1%
Credit balances of factoring clients	1,157.9		1,028.7
Other	11,267.0		11,936.9
Total average liabilities and equity	$ 44,374.3		$ 49,906.3
* Certain amounts reported in prior periods have been reclassified to conform with the current period presentation.

14

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

CREDIT METRICS - AFTER FRESH START ACCOUNTING
	Quarters Ended						Six Months Ended
Gross Charge-offs To Average Finance Receivables	June 30, 2012		March 31, 2012		June 30, 2011		June 30, 2012		June 30, 2011
Corporate Finance	$ 7.6	0.41%	$ 18.0	1.02%	$ 51.5	2.84%	$ 25.6	0.71%	$ 175.0	4.64%
Transportation Finance	0.9	0.22%	7.9	1.97%	-	-	8.8	1.06%	0.7	0.11%
Trade Finance	1.9	0.33%	1.5	0.26%	4.2	0.66%	3.4	0.29%	10.3	0.85%
Vendor Finance	17.2	1.54%	16.2	1.47%	31.4	2.79%	33.4	1.50%	59.3	2.59%
Commercial Segments	27.6	0.69%	43.6	1.13%	87.1	2.22%	71.2	0.91%	245.3	3.09%
Consumer	0.4	0.03%	0.6	0.05%	1.2	0.06%	1.0	0.04%	2.4	0.06%
Total	$ 28.0	0.55%	$ 44.2	0.88%	$ 88.3	1.52%	$ 72.2	0.71%	$ 247.7	2.09%

Net Charge-offs To Average Finance Receivables(1)
Corporate Finance	$ 6.5	0.35%	$ 6.7	0.38%	$ 39.3	2.17%	$ 13.2	0.37%	$ 155.4	4.12%
Transportation Finance	0.9	0.22%	7.9	1.97%	-	-	8.8	1.06%	0.6	0.10%
Trade Finance	1.5	0.26%	1.1	0.19%	(2.1)	-0.32%	2.6	0.23%	2.3	0.18%
Vendor Finance	7.7	0.69%	6.0	0.54%	17.0	1.51%	13.7	0.62%	34.6	1.52%
Commercial Segments	16.6	0.42%	21.7	0.56%	54.2	1.38%	38.3	0.49%	192.9	2.43%
Consumer	0.2	0.02%	0.3	0.03%	0.9	0.05%	0.5	0.02%	1.8	0.05%
Total	$ 16.8	0.33%	$ 22.0	0.44%	$ 55.1	0.95%	$ 38.8	0.38%	$ 194.7	1.64%

Non-accruing Loans To Finance Receivables(2)	June 30, 2012		March 31, 2012		December 31, 2011		June 30, 2011
Corporate Finance	$ 315.9	4.18%	$ 328.9	4.49%	$ 497.9	7.26%	$ 792.9	11.44%
Transportation Finance	17.3	0.99%	25.3	1.49%	45.0	3.03%	56.0	4.12%
Trade Finance	47.8	2.01%	43.8	1.83%	75.3	3.10%	73.4	2.90%
Vendor Finance	73.5	1.62%	83.4	1.86%	82.9	1.88%	138.7	3.13%
Commercial Segments	454.5	2.80%	481.4	3.03%	701.1	4.61%	1,061.0	6.96%
Consumer	0.4	0.01%	0.5	0.01%	0.9	0.02%	0.8	0.01%
Total	$ 454.9	2.26%	$ 481.9	2.35%	$ 702.0	3.53%	$ 1,061.8	4.77%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses					Allowance for Loan Losses
	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,		June 30,	March 31,	December 31,	June 30,
	2012	2012	2011	2012	2011	2012	2012	2011	2011
Specific reserves - impaired loans	$ 9.3	$ (10.0)	$ (20.0)	$ (0.7)	$ (48.4)	$ 53.9	$ 44.6	$ 54.6	$ 72.9
Non-specific reserves	(17.2)	30.6	49.0	13.4	60.2	360.3	375.4	353.2	351.1
Net charge-offs(1)	16.8	22.0	55.1	38.8	194.7	-	-	-	-
Totals	$ 8.9	$ 42.6	$ 84.1	$ 51.5	$ 206.5	$ 414.2	$ 420.0	$ 407.8	$ 424.0

(1) Net charge-offs do not include recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale recorded in Other Income.
(2) Non-accrual loans include loans held for sale.

15

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT RESULTS
(dollars in millions)

	Corporate	Transportation	Trade	Vendor	Commercial		Corporate
	Finance	Finance	Finance	Finance	Segments	Consumer	and Other	Consolidated
Quarter Ended June 30, 2012
Total interest income	$171.1	$35.5	$14.1	$135.6	$356.3	$48.5	$4.5	$409.3
Total interest expense	(130.9)	(288.4)	(17.7)	(110.7)	(547.7)	(26.4)	(65.1)	(639.2)
Provision for credit losses	(7.7)	(0.1)	2.2	(3.1)	(8.7)	(0.2)	—	(8.9)
Rental income on operating leases	2.3	382.9	—	60.3	445.5	—	—	445.5
Other income, excluding rental income	76.7	14.5	33.3	7.6	132.1	17.9	(6.0)	144.0
Depreciation on operating lease equipment	(1.2)	(101.9)	—	(27.6)	(130.7)	—	—	(130.7)

Operating expenses / gain (loss) on debt extinguishments	(60.8)	(42.7)	(28.8)	(74.2)	(206.5)	(9.5)	(45.7)	(261.7)
Income (loss) before provision for income taxes	$49.5	$(0.2)	$3.1	$(12.1)	$40.3	$30.3	$(112.3)	$(41.7)
Funded new business volume	$969.4	$640.0	$—	$761.8	$2,371.2	$—	$—	$2,371.2
Average Earning Assets	$7,459.5	$13,688.3	$1,100.6	$5,050.2	$27,298.6	$5,008.3	$—	$32,306.9
Average Finance Receivables	$7,374.2	$1,722.8	$2,346.7	$4,464.2	$15,907.9	$4,509.7	$—	$20,417.6
Quarter Ended March 31, 2012
Total interest income	$175.8	$34.0	$14.5	$132.5	$356.8	$50.2	$4.6	$411.6
Total interest expense	(218.2)	(458.9)	(32.4)	(186.0)	(895.5)	(65.5)	(118.7)	(1,079.7)
Provision for credit losses	(22.7)	(7.6)	(3.8)	(8.2)	(42.3)	(0.3)	—	(42.6)
Rental income on operating leases	2.8	374.7	—	61.8	439.3	—	—	439.3
Other income, excluding rental income	201.0	13.3	36.3	(4.4)	246.2	2.3	0.9	249.4
Depreciation on operating lease equipment	(1.1)	(107.9)	—	(28.5)	(137.5)	—	—	(137.5)

Operating expenses / gain (loss) on debt extinguishments	(67.3)	(45.8)	(31.6)	(80.3)	(225.0)	(10.9)	(10.3)	(246.2)
Income (loss) before provision for income taxes	$70.3	$(198.2)	$(17.0)	$(113.1)	$(258.0)	$(24.2)	$(123.5)	$(405.7)
Funded new business volume	$1,038.1	$289.7	$—	$672.6	$2,000.4	$—	$—	$2,000.4
Average Earning Assets	$7,222.8	$13,407.2	$1,196.8	$5,029.1	$26,855.9	$6,205.0	$—	$33,060.9
Average Finance Receivables*	$7,082.2	$1,596.6	$2,360.7	$4,435.6	$15,475.1	$4,639.8	$—	$20,114.9
Quarter Ended June 30, 2011
Total interest income	$252.9	$43.5	$17.9	$211.6	$525.9	$68.9	$4.8	$599.6
Total interest expense	(200.7)	(250.8)	(29.5)	(157.5)	(638.5)	(48.7)	(119.2)	(806.4)
Provision for credit losses	(60.8)	(4.7)	(4.0)	(13.7)	(83.2)	(0.9)	—	(84.1)
Rental income on operating leases	6.3	340.0	—	73.9	420.2	—	—	420.2
Other income, excluding rental income	114.2	29.1	42.7	52.5	238.5	2.9	(8.0)	233.4
Depreciation on operating lease equipment	(2.2)	(93.0)	—	(58.0)	(153.2)	—	—	(153.2)
Operating expenses	(63.2)	(37.4)	(26.4)	(80.0)	(207.0)	(15.5)	(16.0)	(238.5)
Income (loss) before provision for income taxes	$46.5	$26.7	$0.7	$28.8	$102.7	$6.7	$(138.4)	$(29.0)
Funded new business volume	$688.1	$398.8	$—	$637.5	$1,724.4	$—	$—	$1,724.4
Average Earning Assets	$7,515.5	$12,171.9	$1,421.9	$5,582.1	$26,691.4	$7,809.5	$—	$34,500.9
Average Finance Receivables	$7,247.3	$1,348.0	$2,568.7	$4,503.7	$15,667.7	$7,631.4	$—	$23,299.1
Six Months Ended June 30, 2012
Total interest income	$346.9	$69.5	$28.6	$268.1	$713.1	$98.7	$9.1	$820.9
Total interest expense	(349.1)	(747.3)	(50.1)	(296.7)	(1,443.2)	(91.9)	(183.8)	(1,718.9)
Provision for credit losses	(30.4)	(7.7)	(1.6)	(11.3)	(51.0)	(0.5)	—	(51.5)
Rental income on operating leases	5.1	757.6	—	122.1	884.8	—	—	884.8
Other income, excluding rental income	277.7	27.8	69.6	3.2	378.3	20.2	(5.1)	393.4
Depreciation on operating lease equipment	(2.3)	(209.8)	—	(56.1)	(268.2)	—	—	(268.2)

Operating expenses / gain (loss) on debt extinguishments	(128.1)	(88.5)	(60.4)	(154.5)	(431.5)	(20.4)	(56.0)	(507.9)
Income (loss) before provision for income taxes	$119.8	$(198.4)	$(13.9)	$(125.2)	$(217.7)	$6.1	$(235.8)	$(447.4)
Funded new business volume	$2,007.5	$929.7	$—	$1,434.4	$4,371.6	$—	$—	$4,371.6
Average Earning Assets	$7,331.3	$13,549.6	$1,148.7	$5,033.2	$27,062.8	$5,609.5	$—	$32,672.3
Average Finance Receivables	$7,214.5	$1,653.5	$2,348.8	$4,444.9	$15,661.7	$4,572.7	$—	$20,234.4
Six Months Ended June 30, 2011
Total interest income	$528.7	$86.1	$35.0	$438.3	$1,088.1	$139.7	$10.6	$1,238.4
Total interest expense	(389.2)	(461.3)	(55.2)	(298.5)	(1,204.2)	(101.7)	(199.1)	(1,505.0)
Provision for credit losses	(125.3)	(6.5)	(7.3)	(65.6)	(204.7)	(1.8)	—	(206.5)
Rental income on operating leases	10.0	665.0	—	154.1	829.1	—	—	829.1
Other income, excluding rental income	269.5	53.1	79.4	85.7	487.7	5.8	10.3	503.8
Depreciation on operating lease equipment	(4.6)	(189.5)	—	(119.3)	(313.4)	—	—	(313.4)
Operating expenses	(117.9)	(77.1)	(54.2)	(156.0)	(405.2)	(32.9)	(5.3)	(443.4)
Income (loss) before provision for income taxes	$171.2	$69.8	$(2.3)	$38.7	$277.4	$9.1	$(183.5)	$103.0

Funded new business volume	$1,121.8	$716.7	$—	$1,213.2	$3,051.7	$—	$—	$3,051.7
Average Earning Assets	$7,779.9	$12,116.8	$1,395.1	$5,693.0	$26,984.8	$7,933.5	$—	$34,918.3
Average Finance Receivables	$7,531.2	$1,360.3	$2,439.5	$4,565.9	$15,896.9	$7,795.1	$—	$23,692.0

* The Consumer and Consolidated March 31, 2012 average finance receivables balances were corrected from previously disclosed amounts of $5,383.7 million and $20,858.8 million.

16
CIT GROUP INC. AND SUBSIDIARIES
NON-GAAP DISCLOSURES
(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.
	Quarters Ended			Six Months Ended
Total Net Revenues(1)	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
Interest income	$ 409.3	$ 411.6	$ 599.6	$ 820.9	$ 1,238.4
Rental income on operating leases	445.5	439.3	420.2	884.8	829.1
Finance revenue	854.8	850.9	1,019.8	1,705.7	2,067.5
Interest expense	(639.2)	(1,079.7)	(806.4)	(1,718.9)	(1,505.0)
Depreciation on operating lease equipment	(130.7)	(137.5)	(153.2)	(268.2)	(313.4)
Net finance revenue	84.9	(366.3)	60.2	(281.4)	249.1
Other income	144.0	249.4	233.4	393.4	503.8
Total net revenues	$ 228.9	$ (116.9)	$ 293.6	$ 112.0	$ 752.9

Net Operating Lease Revenues(2)
Rental income on operating leases	$ 445.5	$ 439.3	$ 420.2	$ 884.8	$ 829.1
Depreciation on operating lease equipment	(130.7)	(137.5)	(153.2)	(268.2)	(313.4)
Net operating lease revenue	$ 314.8	$ 301.8	$ 267.0	$ 616.6	$ 515.7

	Quarters Ended
Net Finance Revenue as a % of Average Earning Assets(3)	June 30, 2012		March 31, 2012		June 30, 2011
Net finance revenue	$ 84.9	1.05%	$ (366.3)	(4.43)%	$ 60.2	0.70%
FSA impact on net finance revenue	184.1	1.97%	546.3	6.40%	25.8	0.18%
Secured debt prepayment costs	-	-	-	-	50.0	0.52%
Adjusted net finance revenue	$ 269.0	3.02%	$ 180.0	1.97%	$ 136.0	1.40%

	Six Months Ended
	June 30, 2012		June 30, 2011
Net finance revenue	$ (281.4)	(1.72)%	$ 249.1	1.43%
FSA impact on net finance revenue	730.4	4.21%	(57.3)	(0.45)%
Secured debt prepayment costs	-	-	85.0	0.43%
Adjusted net finance revenue	$ 449.0	2.49%	$ 276.8	1.41%

	Quarters Ended			Six Months Ended
Impacts of FSA Accretion and Debt-related Transaction Costs on Pre-tax Income (Loss)	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
Pre-tax Income/(Loss) – Reported	$ (41.7)	$ (405.7)	$ (29.0)	$ (447.4)	$ 103.0
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	264.9	596.9	113.3	861.8	124.5
Debt Related – Loss on Debt Extinguishments	21.5	22.9	-	44.4	-
Debt Related – Prepayment Costs	-	-	50.0	-	85.0
Pre-tax Income (Loss) – Excluding Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases and Loss on Debt Extinguishments	244.7	214.1	134.3	458.8	312.5
Net FSA Accretion (excluding debt related acceleration)	(125.6)	(59.6)	(117.5)	(185.2)	(241.9)
Pre-tax Income (Loss) – Excluding FSA Net Accretion & Debt Related Costs	$ 119.1	$ 154.5	$ 16.8	$ 273.6	$ 70.6

	June 30,	March 31,	December 31,	June 30,
	2012	2012	2011	2011
Earning Assets(3)
Loans	$ 20,100.5	$ 20,490.6	$ 19,885.5	$ 22,271.9
Operating lease equipment, net	11,896.4	11,904.0	11,991.6	10,919.1
Assets held for sale	1,434.0	1,701.9	2,332.3	1,865.2
Credit balances of factoring clients	(1,164.1)	(1,109.8)	(1,225.5)	(1,075.7)
Total earning assets	$ 32,266.8	$ 32,986.7	$ 32,983.9	$ 33,980.5
Commercial earning assets	$ 27,809.4	$ 27,307.9	$ 26,638.5	$ 26,255.5

Tangible Book Value
Total common stockholders' equity	$ 8,380.9	$ 8,453.2	$ 8,888.5	$ 8,946.9
Less: Goodwill	(330.8)	(330.8)	(330.8)	(330.8)
Intangible assets	(42.3)	(50.0)	(63.6)	(84.1)
Tangible book value	$ 8,007.8	$ 8,072.4	$ 8,494.1	$ 8,532.0

(1) Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.
(2) Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment. Total net operating lease revenues are used by management to monitor portfolio performance.
(3) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.